Exhibit T3A.22

ARTICLES OP INCORPORATION

OF

PIZZERIA UNO OF UNION STATION, INC.

TO:	Superintendent of Corporations
Washington, D.C.

We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under Title 29, Chapter 3 of the district of Columbia Code s(1981 ed.), adopt the following Articles of Incorporation for such corporation:

FIRST:	The name of the corporation is Pizzeria Uno of Union Station, Inc.

SECOND:	The period of its duration is perpetual.

THIRD:	The purposes for which the corporation is organized are: To engage in the establishment and operation of a restaurant business and all incidental and related services to such business.

FOURTH	The aggregate number of share which the corporation is authorized to issue is 1000 shares of Common Stock, with a par value of One Dollar ($1.00) per share.

FIFTH	The corporation will not commence business until at least One Thousand Dollars ($1,000.00) has been received by it as consideration for: the issuance of shares.

SIXTH	The provisions limiting or denying to shareholders the preemptive right to acquire additional shares of the corporation are: None.

SEVENTH	The provisions for the regulation of the internal affairs of the corporation are as follows: None.

EIGHTH:
The address, including street number, of the initial registered office of the corporation is 1255 23rd Street, N.W., Suite 820, Washington, D.C., 20037, and the name of the initial registered agent at such address is Stephen J. O'Brien.

The address, including street and number, if any, where it conducts its principal business is 50 Massachusetts Avenue, N.E., Washington, D.C. 20002.

NINTH:	The number of directors constituting the initial board of directors of the corporation is three and the names and addresses, including street and number, if any, of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

Name	Address
Craig S. Miller	50 Massachusetts Avenue, N.E. Washington, D.C. 20002
Robert M. Brown	50 Massachusetts Avenue, N.E. Washington, D.C. 20002
Aaron D. Spencer	50 Massachusetts Avenue, N.E. Washington, D.C. 20002

TENTH:	The name and address, including street and number, if any, of each incorporator is:

Name	Address
Chandra E. Davenport	1255 23rd Street, N.W. Washington, D.C. 20037
Elmer D. Ellis	1255 23rd Street, N.W. Washington, D.C. 20037
Stephen J. O’Brien	1255 23rd Street, N.W. Washington, D.C. 20037

Date: 8/16/88

/s/ Chandra E. Davenport
Chandra E. Davenport

/s/ Elmer D. Ellis
Elmer D. Ellis

/s/ Stephen J. O’Brien
Stephen J. O’Brien

2